Exhibit 3.1
THE COMPANIES LAW
Company Limited by Shares
MEMORANDUM OF ASSOCIATION
of
CHINA HYDROELECTRIC CORPORATION
(“Company”)
CONFORMED MEMORANDUM DATED                     , 2009
1.	The name of the Company is China Hydroelectric Corporation.

2.	The registered office will be situated at the offices of Appleby Corporate Services (Cayman) Limited, Clifton House, 75 Fort Street, P.O. Box 1350 GT, George Town, Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4.	Without prejudice to the generality of the foregoing, the objects of the Company shall include, but without limitation, the following:-
4.1	To carry on the business of an investment company and for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares (including shares in the Company), stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

4.2	To lend money with or without security either at interest or without and to invest money of the Company in such manner as the Directors think fit.

4.3	To acquire by purchase, lease, exchange, or otherwise lands, houses, buildings and other property or any interest in the same in any part of the world.

4.4	To carry on the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organised commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

4.5	To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers, company promoters, realtors, financial agents, land owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

4.6	To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licences, secret processes and any real or personal property of any kind whatsoever.

4.7	To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be used in the business of shipping, transportation, chartering and other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

4.8	To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, customs brokers, ship agents, warehousemen, bonded or otherwise and carriers and to transact every kind of agency, factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

4.9	To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organisations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

4.10	To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

4.11	To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

4.12	To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall think fit.

4.13	To draw, make, accept, endorse, discount, execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

4.14	To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

4.15	To distribute any of the property of the Company among the Members in specie.

4.16	To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or company or to take or other acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business or possessed of any property or rights.

4.17	To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

4.18	To lend and advance moneys or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company’s undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

4.19	To enter into partnership or into any arrangements for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, amalgamation or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

4.20	To enter into any arrangements with any authorities, municipal or local or otherwise and to obtain from any such authority any rights, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.

4.21	To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of them.
5.	If the Company is registered as an exempted company as defined in the Cayman Islands Companies Law, it shall have the power, subject to the provisions of the Cayman Islands Companies Law and with the approval of a special resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

6.	The liability of the Members is limited.

7.	The authorised share capital of the Company is one hundred and thirty-five thousand United States Dollars (US$136,000) consisting of 130,000,000 Ordinary Shares of US$0.001 each, 2,500,000 Series A Preferred Shares of US$0.001 each, 2,500,000 Series B Preferred Shares of US$0.001 each and 1,000,000 Series C Preferred Shares of US$0.001 each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

THE COMPANIES LAW
Company Limited by Shares
ARTICLES OF ASSOCIATION
OF
CHINA HYDROELECTRIC CORPORATION
INTERPRETATION
CONFORMED ARTICLES OF ASSOCIATION DATED                     , 2009
1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2007 Revision) shall not apply to this Company.

2.	2.1 In these Articles, the following terms shall have the meanings set opposite unless the context otherwise requires:

Articles	means these Articles of Association as amended or supplemented from time to time by Special Resolution;

Auditors	means the Auditors (if any) for the time being of the Company, if any;

Company	means the company incorporated in the Cayman Islands under the name of China Hydroelectric Corporation;

Co-Sale Agreement	means the Amended and Restated Right of First Offer and Co-Sale Agreement between the Company, the Investors, the Ordinary Shareholders and the Founders (each as defined therein) dated on or about the date of the Articles;

Directors	means such person or persons as shall be appointed as the directors of the Company for the time being or, as the case may be, the directors assembled as a board, including Ordinary Directors and Preferred Directors;

Electronic Record	Has the meaning defined in the Electronic Transactions Law, 2003;

Indemnified Person	means any Director, officer or member of a committee duly constituted under these Articles and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors, administrators, personal representatives or successors or assigns;

Member	means a person who is registered in the Register of Members as the holder of any Share in the Company;

Month	means a calendar month;

Ordinary Resolution	means a resolution of a general meeting passed by a majority of the Members entitled to vote present at the meeting or a written resolution signed by all Members entitled to vote;

Ordinary Shares	means Ordinary Shares of US$0.001 in the capital of the Company having the rights and obligations set out in the Articles and includes fractions of an Ordinary Share;

Preferred Shares	means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares;

Registered Office	means the registered office for the time being of the Company in the Cayman Islands required under the Statute;

Register of Members	means the register of Members to be kept in accordance with the Statute;

Seal	means the common seal of the Company (if any) or any facsimile or official seal (if any) for the use outside of the Cayman Islands;

Secretary	includes a temporary or assistant or deputy secretary and any person appointed by the Directors to perform any of the duties of the secretary of the Company;

Series A Preferred Shares	means the Series A Preferred Shares of US$0.001 each in the capital of the Company having the rights and obligations set out in the Articles and includes fractions of such a Series A Preferred Share;

Series B Preferred Shares	means the Series B Preferred Shares of US$0.001 each in the capital of the Company having the rights and obligations set out in the Articles and includes fractions of such a Series B Preferred Share;

Series C Preferred Shares	means the Series C Preferred Shares of US$0.001 each in the capital of the Company having the rights and obligations set out in the Articles and includes fractions of such a Series C Preferred Share;

Share	means a share in the capital of the Company, including the Preferred Shares and Ordinary Shares, and includes a fraction of such a share;

Special Resolution	means a resolution of a general meeting passed by a two thirds majority of the Members entitled to vote thereat present at the meeting or a written resolution signed by all Members entitled to vote and otherwise in accordance with the Statute.
2.2	Words importing only the singular number include the plural number and vice-versa.

2.3	Words importing only the masculine gender include the feminine and neuter gender respectively.

2.4	Words importing persons only include companies or associations or bodies of persons whether incorporated or not.

2.5	All reference herein to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form, including in the form of an Electronic Record.

2.6	The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative.

2.7	Unless the context otherwise requires, words and expressions defined in the Statute bear the same meanings in these Articles.

2.8	Headings used herein are intended for convenience only and shall not affect the construction of these Articles.
REGISTERED AND OTHER OFFICES
3.	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.
SHARE RIGHTS
4.	The authorised share capital of the Company shall consist of US$136,000 divided into 130,000,000 Ordinary Shares of US$0.001 each, 2,500,000 Series A Preferred Shares of US$0.001 each, 2,500,000 Series B Preferred Shares of US$0.001 each and 1,000,000 Series C Preferred Shares of US$0.001 each of which may be issued in classes and/or series, and each having the rights set forth in these Articles.

5.	Subject to the provisions, if any, in that behalf in the Memorandum of Association, and without prejudice to the rights of Members holding Shares with special rights any Share may be issued with such preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of the Statute, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.
VARIATION OF SHARE RIGHTS
6.	If at any time the share capital is divided into different classes of Shares, all or any of the special rights attached to any class of shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than seventy-five percent of the issued Shares of that class or with the sanction of a resolution passed by the holders not less than seventy-five percent of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

7.	The special rights conferred upon the holders of any Shares or class of Shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.
ISSUE OF SHARES
8.	Subject to the rights of Members holding Shares with special rights, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Statute) offer, allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and for such consideration, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Statute.

9.	Subject to the rights of Members holding Shares with special rights and the other provisions of these Articles, the Company may issue warrants to subscribe (by whatever name called) certifying the right of the registered holder thereof to subscribe for any Shares on such terms and conditions as the right may have been granted.

SHARE CERTIFICATES
10.	Every person whose name is entered as a Member in the Register of Members shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon. In the case of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

11.	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate of the Company.
NON-RECOGNITION OF TRUSTS
12.	Except as required by Law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by Law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may, in accordance with the Statute, issue fractions of Shares.
LIEN
13.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid-up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.
14.	The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been given to the registered holder for the time being of the Share.

15.	The net proceeds of sale by the Company of any Shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.

16.	For giving effect to any such sale, the Directors may authorise some person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.
CALLS ON SHARES
17.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether on account of the par value of the Shares or by way of premium or otherwise) and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue; and each Member shall (subject to the Company serving upon him at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed as the Directors may determine.

18.	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

19.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

20.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of the actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

21.	Any sum which, by the terms of issue of a Share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the Share or by way of premium or otherwise, shall for all the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Articles as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

22.	The Directors may make arrangements on the issue of Shares for a difference between the allottees or holders as to the amount of calls to be paid and the times of payment.

23.	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in general meeting six per cent) as may be agreed upon between the Member paying the sum in advance and the Directors.
FORFEITURE OF SHARES
24.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.
25.	The notice shall name a further day (not being less than the expiration of fourteen days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made, and shall state that in the event of non-payment on or before the day and at the place appointed, the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture shall include surrender.

26.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include dividends declared in respect of the forfeited Shares and not actually paid before the forfeiture.

27.	A forfeited Share may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

28.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the Shares with interest thereon at such rate as the Directors may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

29.	An affidavit in writing that the deponent is a Director of the Company or the Secretary, and that a Share in the Company has been duly forfeited on the date stated in the affidavit, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and may authorise some person to execute a transfer of the Share in favour of the person to whom the Share is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposal of the Share.
30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium or otherwise, as if the same had been made payable by virtue of a call duly made and notified.
REGISTER OF MEMBERS
31.	The Directors shall establish and maintain or cause to be established and maintained, the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Statute.
TRANSFER OF SHARES
32.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor and if the Directors so determine, the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof. All instruments of transfer, once registered, may be retained by the Company.

33.	Subject to such of the restrictions contained in these Articles (if any) as may be applicable, Shares shall be transferred in any usual or common form or any other form approved by the Directors:

34.	The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share which is not a fully paid-up Share.

35.	The Directors may also decline to register any transfer unless the instrument of transfer is accompanied by the certificate for the Shares to which it relates (if any), and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

36.	If the Directors decline to register a transfer of Shares, they shall, within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal. The Directors may also suspend the registration of the transfers during the fourteen days immediately preceding any general meeting of the Members in each year.

37.	No transfer of Shares shall be valid which is made in contravention of the provisions of the Shareholders Agreement or the Co-Sale Agreement. Any such purported transfer shall be void.
TRANSMISSION OF SHARES
38.	In the case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the legal personal representative, where he was sole holder, shall be the only person recognised by the Company as having any title to the Share; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any Share held by him solely or jointly with other persons. For the purpose of this Article, legal personal representative means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, failing any such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article.

39.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable Law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Member could have made. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.
40.	A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member shall (upon such evidence being produced as may from time to time be required by the Directors as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the Share, but he shall not be entitled in respect of the Share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the Share any of the rights or privileges of a Member until he shall have become registered as the holder thereof. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.
CONVERSION OF SHARES INTO STOCK
41.	Subject to the rights of Members holding Shares with special rights, the Company may by Ordinary Resolution convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

42.	The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same regulations as and subject to which the Shares from which the stock arose might prior to conversion have been transferred, or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

43.	The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing as Shares, have conferred that privilege or advantage.
44.	Such of the Articles of the Company as are applicable to paid-up Shares shall apply to stock, and the words “Share” and “Member” herein shall include “stock” and “stock-holder”.
INCREASE OF CAPITAL
45.	Subject to the rights of Members holding Shares with special rights, the Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into new Shares of such par value, as the resolution shall prescribe.

46.	Subject to the rights of Members holding Shares with special rights, all new Shares shall be at the disposal of the Directors in accordance with Article 8.

47.	The new Shares, shall be subject to the same provisions of these Articles with reference to lien, the payment of calls, lien, forfeiture, transfer, transmission and otherwise as the Shares in the original share capital.
ALTERATION OF CAPITAL
48.	Subject to the rights of Members holding Shares with special rights, the Company may from time to time by Ordinary Resolution:
48.1	consolidate and divide all or any of its share capital into Shares of larger par value than its existing Shares;

48.2	sub-divide its existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Statute; and

48.3	cancel any Shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person.

49.	Subject to the rights of Members holding Shares with special rights, the Company may from time to time by Special Resolution:
49.1	divide its Shares into several classes and attach thereto respectively and preferential, deferred, or special rights or restrictions in accordance with Article 5; and

49.2	change the currency denomination of its share capital.
50.	Subject to the rights of Members holding Shares with special rights and to the provisions of the Statute and the Memorandum of Association, the Company may:
50.1	purchase or redeem its own Shares, including any redeemable Shares, provided that the manner of purchase or redemption has first been authorised by Ordinary Resolution or is prescribed in the Articles, and may make payment therefor or for any redemption of Shares in any manner authorised by the Statute, including out of capital; and

50.2	reduce its share capital, any capital redemption reserve fund or the share premium account in any manner whatsoever.
GENERAL MEETINGS
51.	Subject to the rights of Members holding Shares with special rights the Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

52.	Subject to the rights of Members holding Shares with special rights the Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within the Cayman Islands at such time, subject to the Company’s Articles as to notice, as the persons convening the meeting fix.
NOTICE OF GENERAL MEETINGS
53.	Five days notice at the least (exclusive of the day on which the notice is served or deemed to be served, and of the day for which the notice is given) specifying the place, the day and the time of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company. A general meeting may be convened by such shorter notice or without notice by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving that right.

54.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.
PROCEEDINGS AT GENERAL MEETINGS
55.	All business shall be deemed special that is transacted at an extraordinary general meeting.

56.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members including the Series A and Series B Lead Investor holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

57.	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

58.	A meeting of the Members may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

59.	Any Director shall be entitled to attend and speak at any general meeting of the Company.

60.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting he is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present, and entitled to vote shall elect one of their number to be chairman.

61.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING
62.	Subject to the rights of holders of Shares with special rights, save where a Special Resolution or other greater majority is required by the Statute or these Articles, any question proposed for consideration at any general meeting shall be decided on by an Ordinary Resolution.

63.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:
63.1	the chairman of the meeting; or

63.2	at least three Members present in person or represented by proxy; or

63.3	any Member or Members present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Members having the right to vote at such meeting; or

63.4	a Member or Members present in person or represented by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such Shares conferring such right.
Unless a poll is so demanded, and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result.

64.	If a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

65.	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote and the resolution shall fail.
66.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the Meeting as the chairman of the meeting shall direct.

67.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

68.	On a poll votes may be cast either personally or by proxy.

69.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

70.	On a show of hands, every Member present in person or by proxy and entitled to vote shall have one vote. On a poll, every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the holder.

71.	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

72.	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis or appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

73.	No Member, unless the Directors otherwise determine, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

74.	If:
74.1	any objection shall be raised to the qualification of any voter; or

74.2	any votes have been counted which ought not to have been counted or which might have been rejected; or

74.3	any votes are not counted which ought to have been counted,
the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting, at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.
PROXIES AND CORPORATE REPRESENTATIVES
75.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

76.	The instrument appointing a proxy or corporate representative shall be in writing under the hand of the Member or his attorney or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy or corporate representative need not be a Member of the Company.

77.	Any Member may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or, in the case of a corporate representative, resolutions in writing, until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Directors may from time to time require such evidence as they deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Directors determine that it has received the requested evidence or other evidence satisfactory to it.
78.	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting (or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution to be signed by a corporate representative, prior to the effective date of the written resolution, and in default the instrument of proxy or authorisation shall not be treated as valid PROVIDED that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent.

79.	An instrument appointing a proxy may be in any usual or common form or any other form approved by the Directors and the Directors may, if they think fit, send out with the notice of any meeting, forms of instruments of proxy or authorisation for use at that meeting.

80.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

81.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy or authorisation is used.

82.	Subject to the Statute, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.
WRITTEN RESOLUTIONS OF MEMBERS
83.	An Ordinary Resolution or a Special Resolution (subject to the provisions of the Statute) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax or electronic transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. For the purposes of this Article, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last Member to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this article, a reference to such date. A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Statute and these Articles.
APPOINTMENT AND REMOVAL OF DIRECTORS
84.	The names of the first Directors shall be determined in writing by the subscriber of the Memorandum of Association.

85.	The number of Directors and their method of appointment shall be as specified in Article 154. All Directors, upon election or appointment must, if required by the Secretary, provide written acceptance of their appointment, in such form as the Directors may think fit, by notice in writing to the Registered Office within thirty days of their appointment.

86.	No Share holding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.
RESIGNATION AND DISQUALIFICATION OF DIRECTORS
87.	The office of Director shall ipso facto be vacated if the Director:
87.1	resigns his office by notice in writing to the Company; or

87.2	becomes of unsound mind or a patient for any purpose of any applicable Law relating to mental health and the Directors resolve that his office is vacated; or

87.3	becomes bankrupt under the Law of any country or makes any arrangement or composition with his creditors generally; or

87.4	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any Law or enactment.
ALTERNATE DIRECTORS
88.	Any Director may in writing appoint another person to be his alternate and remove his alternate so appointed. Any appointment or removal of an alternate by a Director shall be effected by depositing a notice of appointment or removal at the Registered Office, signed by such Director, and such appointment or removal shall become effective on the date of receipt at the Registered Office The alternate shall continue in office until the date on which the relevant Director appointing him ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

89.	Every such alternate shall be entitled to receive notice of all meetings of the Directors and to attend, be counted in the quorum and vote at any such meeting as a Director when the Director appointing him is not personally present and, where he is a Director in his own right, to have a separate vote on behalf of the Director he is representing in addition to his own vote and generally to perform all the functions of any Director to whom he is alternate in his absence. Every person acting as an alternate shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults, shall be an officer of the Company and shall not be deemed to be the agent of or for any Director for whom he is alternate. An alternate may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. The signature of an alternate to any resolution in writing of the Director or a committee there shall, unless the terms of this appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.
DIRECTORS’ FEES AND EXPENSES
90.	The amount, if any, of Directors’ fees shall from time to time be determined by the Company in general meeting or, in the absence of such a determination, by the Directors. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from month to month. Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Any director who, by request, performs services which in the opinion of the Directors go beyond the ordinary duties of a Director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.
DIRECTORS’ INTERESTS
91.	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Directors may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission or participation in profits or otherwise) as the Directors may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.
92.	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

93.	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director of officer shall be in any way interested be or be liable to be avoided nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

94.	A Director (or his alternate Director in his absence) who discloses his interest as required by this Article shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract, dealing or transaction in which he is so interested as aforesaid.

95.	The nature of the interest of any Director or officer in any contract, dealing or transaction with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
POWERS AND DUTIES OF DIRECTORS
96.	Subject to the rights of Members holding Shares with special rights, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Statute or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Statute, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.
97.	Subject to the rights of Members holding Shares with special rights, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities and guarantees whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

98.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

99.	Subject to the rights of Members holding Shares with special rights, the Directors on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

100.	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

101.	The Directors may from time to time appoint one of their number to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.
102.	Subject to the rights of Members holding Shares with special rights, notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.
DELEGATION OF DIRECTORS’ POWERS
103.	Subject to the rights of Members holding Shares with special rights, the Directors may from time to time and at any time by power of attorney appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

104.	Subject to the rights of Members holding Shares with special rights the Directors may delegate any of the powers exercisable by them to a managing director, director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

PROCEEDINGS OF DIRECTORS
105.	Subject to the rights of Members holding Shares with special rights, the Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

106.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED HOWEVER that notice may be waived by all the Directors (or their alternates) either at, before or retrospectively after the meeting is held PROVIDED FURTHER that notice or waiver thereof may be given by telex, telefax or electronic transmission.

107.	Subject as otherwise provided in this Article 107, the quorum necessary for the transaction of the business of the Directors shall be a majority of the then current Directors, provided that such majority includes all the Preferred Directors (or all the Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) for the time being. If at the time specified for a meeting a quorum is not present as a result of the absence of one or more Preferred Directors or Board Observers, as the case may be, such meeting shall stand adjourned until the same day and time at the same place in the following week. At any such adjourned meeting, a majority of the Ordinary Directors shall constitute a quorum. For the purpose of this Article, an alternate appointed by a Director or Board Observer shall be counted in a quorum at a meeting at which the Director or Board Observer appointing him is not present. Any Director or Board Observer who ceases to be a Director or Board Observer at a meeting of the Directors may continue to be present and to act as a Director or Board Observer and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

108.	Subject to the rights of Members holding Shares with special rights, the continuing Directors may act not withstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of summoning a general meeting of the Company, but for no other purpose.
109.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

110.	A resolution in writing signed by all of the Directors or all of the members of a committee of Directors for the time being entitled to receive notice of a meeting of the Directors (or by an alternate Director as provided in these Articles), including a resolution signed in counterpart or by way of signed telefax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

111.	To the extent permitted by Statute, a meeting of the Directors or a committee of the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

112.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

COMMITTEES OF DIRECTORS
113.	Subject to the rights of Members holding Shares with special rights, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

114.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any committee meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the committee meeting.

115.	A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present and in case of an equality of votes, the committee chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.
DIRECTORS’ PROXIES
116.	A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorise and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by telex, telefax or email. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.
OFFICERS
117.	The Directors may appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Statute or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.
MINUTES
118.	The Directors shall cause minutes to be made and records kept for the purpose of recording:
118.1	all appointments of officers made by the Directors;

118.2	the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors;

118.3	all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.
SEALS AND DEEDS
119.	If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Statute may be executed either as a deed in accordance with the Statute or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

120.	The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

121.	In accordance with the Statute, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.
DIVIDENDS
122.	Subject to the rights of Members holding Shares with special rights the Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Directors, justifies such payment.

123.	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Statute.

124.	Subject to the rights of Members holding Shares with special rights, all dividends shall be declared and paid according to the amount paid up on the Shares in respect of which the dividend is paid and any dividend on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid-up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share. Dividends may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend is paid.
125.	Subject to the rights of Members holding Shares with special rights, the Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

126.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

127.	Any dividend may be paid by cheque or warrant sent through the post to the address of the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or warrant shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

128.	Subject to the rights of Members holding Shares with special rights the Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates or ignore fractions altogether and may fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.
129.	Subject to the rights of Members holding Shares with special rights, no dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.
RESERVES
130.	Subject to the rights of Members holding Shares with special rights, the Directors may, before declaring any dividend, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.
CAPITALISATION OF PROFITS
131.	Subject to the rights of Members holding Shares with special rights, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its share premium account and capital redemption reserve fund, subject to the Statute) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

132.	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.
RECORD DATE
133.	Subject to the rights of Members holding Shares with special rights, the Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
ACCOUNTING RECORDS
134.	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions and otherwise in accordance with the Statute.

135.	The accounting records shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall at all times be open to inspection by the Directors. No Member (who is not also a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by Statute or authorised by the Director by the Members by Ordinary Resolution.

136.	From time to time the Company in general meeting may determine (or revoke, alter or amend any such determination) or, failing such determination, the Directors may determine (or revoke, alter or amend any such determination):
136.1	that the accounts of the Company be audited and the appointment of the Auditors;

136.2	that there be prepared and sent to each Member and other person entitled thereto a profit and loss account, a balance sheet, group accounts and/or reports for such period and on such terms as they may determine; and

136.3	that there be laid before the Company in general meeting a copy of every balance sheet together with a copy of the Auditor’s report.
SHARE PREMIUM ACCOUNT
137.	The Directors shall establish an account to be called the share premium account and shall carry to the credit of the account from time to time a sum equal to the amount or value of the premium paid on the issue of any Shares.

138.	There shall be debited to the share premium account on the purchase by the Company of its own Shares the amount by which the purchase price exceeds the nominal value such Shares, provided however that, at the discretion of the Directors such sum or any part thereof may be paid out of the profits of the Company which would otherwise be available as a dividend or otherwise as provided in the Statute;

139.	The Company shall at all times comply with the provisions of the Statute in relation to the share premium account, the premiums attaching to Shares and the capital redemption reserve fund.
SERVICE OF NOTICES AND DOCUMENTS
140.	Any notice or other document (including a share certificate) or communication may be given to any Member by the Company either personally or by sending it by courier, post, telex, telefax or email to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected

140.1	if delivered personally or sent by courier, by properly addressing and prepaying a letter containing the notice; and to have been effected, in the case of a notice of a meeting, when delivered;

140.2	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of three days after it was posted; and

140.3	if sent by telex, telefax or email by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.
141.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

142.	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

143.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
143.1	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

143.2	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

143.3	No other persons shall be entitled to receive notices of general meeting.

WINDING UP
144.	Subject to the rights of Members holding Shares with special rights, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. Subject to the rights of Members holding Shares with special rights, the liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.
INDEMNITY
145.	The provisions of Articles 145 to 150 shall be without prejudice to the Company’s ability to enter into such further indemnities in favour of such persons as, subject to the rights of Members holding Shares with special rights, the Directors may determine. Every Indemnified Person shall, in the absence of wilful neglect or default, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and any applicable foreign Law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

146.	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

147.	Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.
148.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

149.	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; Provided however, that such waiver shall not apply to any claims or rights of action arising out of the wilful neglect or default of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

150.	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company, by virtue of his acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.
ORGANISATION EXPENSES
151.	The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

CONTINUATION
152.	If the Company is registered as an exempted company as defined in the Statute, it shall have the power, subject to the rights of Members holding Shares with special rights, the provisions of the Statute and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.
AMENDMENT OF MEMORANDUM AND ARTICLES
153.	Subject to the rights of Members holding Shares with special rights and insofar as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part; provided, that if any amendment to the Memorandum of Association or these Articles would have a material and adverse impact on any individual Member of the Company or any class of Equity Securities of the Company as compared to any other class of Equity Securities of the Company, then such amendment shall require the written consent of such individual member or of at least two thirds (2/3) of the aggregate voting power of such class of Equity Securities, as the case may be. Notwithstanding any other provisions hereof, any amendment of the terms of the Series A Preferred Shares and/or the Series B Preferred Shares shall not require the consent or agreement of the holders of the Series C Preferred Shares unless such amendment will adversely affect the existing rights and obligations of the holders of the Series C Preferred Shares.
RIGHTS AND OBLIGATIONS OF THE SERIES A PREFERRED
SHARES, SERIES B PREFERRED SHARES AND SERIES C
PREFERRED SHARES
154.1	DEFINITIONS:
(a)	The following terms shall in the Articles have the meanings ascribed to them below:
(1)	“Accrued Dividends” means, with respect to each Preferred Share, any accrued, accumulated and unpaid Dividends on such share.

(2)	“Additional Ordinary Shares” means all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) Employee Compensation Shares; (ii) Ordinary Shares issued as a dividend or distribution on Preferred Shares; (iii) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company for which proportional adjustments are made; (iv) Ordinary Shares issued or issuable upon conversion or exercise of the Preferred Shares or upon conversion or exercise of any outstanding convertible notes, warrants or options other than Employee Compensation Shares and as approved by the Board including all the Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the approval of any Board Observer designated pursuant to Article 154.5(g)(1) by such holder(s), if any, shall be required); or (v) issuance of shares upon a Qualified IPO, collectively “Exempted Shares”.

(3)	“Applicable Percentage” means the following percentage, determined as of the date immediately prior to the consummation of a Qualified IPO, (i) with respect to Series A Preferred Shares, (a) 70%, if a Qualified IPO is consummated before or on April 28, 2009; (b) 60%, if a Qualified IPO is consummated after April 28, 2009 and before or on January 28, 2010, or (c) 50%, if a Qualified IPO is consummated after January 28, 2010; (ii) with respect to Series B Preferred Shares, (a) 70%, if a Qualified IPO is consummated before or on September 30, 2009; (b) 60%, if a Qualified IPO is consummated after September 30, 2009 and before or on June 30, 2010, or (c) 50%, if a Qualified IPO is consummated after June 30, 2010; and (iii) with respect to Series C Preferred Shares, (a) 70%, if a Qualified IPO is consummated before or on December 31, 2010; (b) 60%, if a Qualified IPO is consummated after December 31, 2010 and before or on September 30, 2011, or (c) 50%, if a Qualified IPO is consummated after September 30, 2011.

(4)	“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

(5)	“Change-of-Control Event” means (i) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other person or any other corporate reorganization in which the members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in at least a majority of the Company’s voting power is transferred; or (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company or of the other members of the Company Group, taken as a whole (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company or of the other members of the Company Group, taken as a whole).

(6)	“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

(7)	“Company Group” has the meaning set forth in each of the Series A Share Purchase Agreement, the Series B Share Purchase Agreement and the Series C Share Purchase Agreement.

(8)	“Conversion Price” has the meaning set forth in Article 154.3(c)(5).

(9)	“Conversion Share” has the meaning set forth in Article 154.3(c)(4)(i).

(10)	“Dividend” has the meaning set forth in Article 154.3(a)(1).

(11)	“Dividend Accrual Date” has the meaning set forth in Article 154.3(a)(1).

(12)	“Dividend Rate” means the rate of 10.00% per annum; provided, that in the event that a Qualified IPO (as defined below) has not occurred on or before (i) April 28, 2009 in the case of Series A Preferred Shares, (ii) September 30, 2009 in the case of Series B Preferred Shares or (iii) December 31, 2010 in the case of Series C Preferred Shares (the “Trigger Date”), the Dividend Rate shall, as of the Trigger Date, increase by 1.00% per annum, and the Dividend Rate shall further increase by 1.00% per annum as of each subsequent Dividend Accrual Date; provided further, that under no circumstances shall such an increase be made which results in the Dividend Rate exceeding 15.00% per annum.

(13)	“Employee Compensation Share” means any Ordinary Share issued or issuable to employees, officers, consultants or Directors of the Company, as approved by the Board including all the Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the approval of any Board Observer designated pursuant to Article 154.5(g)(1) by such holder(s), if any, shall be required), if any, on exercise of grants made in accordance with the ESOP with respect to Ordinary Shares and granted to employees, consultants or Directors of the Company (other than options held as of the date hereof), so long as the aggregate number of such Ordinary Shares issued does not exceed 7.5% of the number of Ordinary Shares outstanding on a fully diluted basis.

(14)	“Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

(15)	“ESOP” means the 2008 Share Incentive Plan of the Company and any employment share option plan or a similar employee incentive plan that the Company may adopt from time to time, with such ESOP approved in writing, prior to adoption, by the Series A and Series B Lead Investor or by the member of the board of directors of the Company designated by the Series A and Series B Lead Investor, if any.

(16)	“Founder” means John D. Kuhns, James Tie Li, Mary Fellows and Dr. You-Su Lin.

(17)	“Investor” means the investors in the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as set forth in the Series A Share Purchase Agreement, Series B Share Purchase Agreement and Series C Share Purchase Agreement, respectively.

(18)	“IPO” means the first firmly underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another governmental authority for a public offering in a jurisdiction other than the United States.

(19)	“Junior Securities” has the meaning set forth in Article 154.2.

(20)	“Key Employees” means each of the Founders and Wu Gan.

(21)	“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any governmental authority and any injunction, judgment, order, ruling, assessment or writ issued by any governmental authority.

(22)	“Liquidation Event” has the meaning set forth in Article 154.3(b)(1).

(23)	“Liquidation Preference Amount” means, for each Preferred Share, the sum of (x) the Original Preferred Issue Price of such share and (y) any Accrued Dividends with respect to such share.

(24)	“Memorandum” means the memorandum of association of the Company adopted by the shareholders of the Company pursuant to the Statute for the time being in force.

(25)	“Ordinary Director” has the meaning set forth in Article 154.5(a)(1).

(26)	“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

(27)	“Ordinary Shareholders” means the holders of the Ordinary Shares of the Company.

(28)	“Original Preferred Issue Price” means US$1,000.

(29)	“Original Series A Issue Date” means the date on which the first Series A Preferred Share was issued.

(30)	“Original Series B Issue Date” means the date on which the first Series B Preferred Share was issued.

(31)	“Original Series C Issue Date” means the date on which the first Series C Preferred Share was issued.

(32)	“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

(33)	“PRC” means the People’s Republic of China.

(34)	“Preferred Director” has the meaning set forth in Article 154.5(a)(1).

(35)	“Qualified IPO” means (i) a firmly underwritten registered public offering of the Company’s Ordinary Shares on the NASDAQ Global Market, the New York Stock Exchange, the Hong Kong Stock Exchange or any other exchange selected by the Company and approved by the Series A and Series B Lead Investor (the “Permitted Trading Market”); provided, that immediately after giving effect to such public offering, the market capitalization of the Company’s outstanding Ordinary Shares shall not be less than US$693.5 million; or (ii) a reverse merger or similar transaction that results in the Ordinary Shares of the Company or its successor being (x) registered pursuant to the Securities Act and listed on a Permitted Trading Market or on an automated quotation system in the United States or (y) listed on an overseas Permitted Trading Market or automated quotation system; provided, that immediately after such listing and issuance the market capitalization of the Company’s outstanding Ordinary Shares shall not be less than US$693.5 million.

(36)	“Redemption Amount” has the meaning set forth in Article 154.3(b)(4)(i).

(37)	“Redemption Date” has the meaning set forth in Article 154.4(e).

(38)	“Redemption Notice” has the meaning set forth in Article 154.4(e)

(39)	“Redemption Price” has the meaning set forth in Article 154.4(d).

(40)	“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

(41)	“Related Party” has the meaning set forth in each of the Series A Share Purchase Agreement, the Series B Share Purchase Agreement and the Series C Share Purchase Agreement.

(41)	“Shareholder” means any holder of Preferred Shares and/or Ordinary Shares that is party to the Series C Share Purchase Agreement.

(42)	“Statute” means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

(43)	“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

(44)	“Series A and Series B Lead Investor” means CPI Ballpark Investments Ltd. or its successor.

(45)	“Series A Share Purchase Agreement” means the Share Purchase Agreement entered into by and among the Company and the other parties thereto as of December 31, 2007.

(46)	“Series B Share Purchase Agreement” means the Series B Preferred Share Purchase Agreement entered into by and among the Company and the other parties thereto as of July 24, 2008.

(47)	“Series C Share Purchase Agreement” means the Series C Preferred Share Purchase Agreement entered into by and among the Company and the other parties thereto as of , 2009.

(48)	“Shareholders Agreement” means the shareholders agreement entered into by and among the Company and the other parties thereto on January 23, 2008, as amended and restated as of July 24, 2008 and as of , 2009.
154.2	RANKING

The Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall rank, as to dividends and upon liquidation, senior and prior to the Ordinary Shares and to all other classes or series of shares issued by the Company. The Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall rank pari passu with each other and shall have the same rights and obligations unless otherwise expressly provided herein. All equity securities of the Company to which the Preferred Shares rank prior, with respect to dividends and upon Liquidation, including, without limitation, the Ordinary Shares, are collectively referred to herein as “Junior Securities.”

154.3	PREFERRED SHARES

The Preferred Shares shall have the following rights:
(a)	Dividends.
(1)	Subject to the provisions of the Statute, the Memorandum and the Articles (including but not limited to the other requirements of this Article 154.3(a)), each holder of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall be entitled to receive, on a pari passu basis, out of funds or assets legally available for the payment therefor, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, cash dividends on each outstanding Preferred Share equal to the product of (x) the Dividend Rate multiplied by (y) the Liquidation Preference Amount (hereinafter referred to as “Dividends”) when, as and if declared by the Board of Directors, but not otherwise. Dividends shall accrue and accumulate quarterly on the 15th day of each of March, June, September and December, or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday (each a “Dividend Accrual Date”). To the extent any Accrued Dividends are not paid in cash, all or any portion of such Accrued Dividends may be paid in kind by the Company: (i) by issuing to each holder a number of additional Preferred Shares equal to the Accrued Dividends to be paid to such holder in kind and not paid in cash, divided by the Original Preferred Issue Price (As Adjusted), or (ii) to the extent that the holders of the Series A Preferred Shares and Series B Preferred Shares so agree with respect to and equally applicable to the Series A Preferred Shares and Series B Preferred Shares (and without any further action by the holders of the Series C Preferred Shares), an interest bearing promissory note in the principal amount of the Accrued Dividends not paid in cash.

(2)	If any Preferred Shares are issued on a date which does not coincide with a Dividend Accrual Date, then the initial Dividend accrual period applicable to such shares shall be the period from the date of issuance thereof through the last day of the fiscal quarter of the Company in which such shares are issued. If the date fixed for redemption of Preferred Shares pursuant to Article 154.4 or payment of a final liquidating distribution on any Preferred Shares pursuant to Article 154.3(b), or the date on which any Preferred Shares are converted into Ordinary Shares pursuant to Article 154.3(c), does not coincide with a Dividend Accrual Date, then subject to the provisions hereof relating to such redemption, payment or conversion, the final Dividend accrual period applicable to such shares shall be the period from the first day of the fiscal quarter of the Company during which such redemption, payment or conversion occurs through the redemption, payment or conversion date.

(3)	If the Board of Directors shall have declared a cash dividend in an amount equal to the Accrued Dividends but there are not sufficient funds or assets legally available for such cash payment, any Investor shall have the right, but not the obligation, to the extent allowed by applicable Law, to request the Company to pay any remaining Accrued Dividends in kind by issuing to such Investor a number of additional Preferred Shares equal to (x) the Accrued Dividend payable to such Investor, divided by (y) the Original Preferred Issue Price (As Adjusted).

(4)	So long as any Dividends shall have accrued and/or accumulated but remain unpaid, the Company shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.
(b)	Liquidation.
(1)	Upon any liquidation of the Company, whether voluntary or involuntary:
(i)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall, on a pari passu basis, be entitled to receive an amount equal to one hundred percent (100%) of the Original Preferred Issue Price (As Adjusted), plus all Accrued Dividends through the date of liquidation. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Preferred Shares, then such assets shall be distributed among the holders of all Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)	After distribution or payment in full of the amount distributable or payable pursuant to Article 154.3(b)(1)(i), the remaining assets of the Company available for distribution shall be distributed ratably among all the holders of outstanding Shares.
(2)	The following events shall be treated as a liquidation (each, a “Liquidation Event”) under Article 154.3(b)(1) unless waived in writing by the Series A and Series B Lead Investor: (i) any liquidation, winding-up, or dissolution of the Company, (ii) any merger or consolidation of the Company or any other transaction or series of transactions, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the Equity Securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (iii) the sale of all or substantially all of the assets of the Company (including the licenses and permits necessary to conduct the business of the Company in the PRC) to a third party unaffiliated with any member of the Company Group, or (iv) a bona fide sale or transfer of Shares to one or more third party purchasers (in a single or series of related transactions) (whether by merger, reorganization or other transaction) in which a majority of the outstanding voting power of the Company is transferred to such third party (excluding any sale of Shares by the Company for capital raising purposes or a transaction in which the drag-along right provided for in Section 9 of the Shareholders Agreement is exercised). In the event of a Liquidation Event pursuant to clauses (ii), (iii) or (iv) above, the distribution to be effected pursuant to Article 154.3(b)(1) shall be made by share capital reduction, dividend, repurchase or redemption of the Preferred Shares or in other lawful manner as determined by the Board of Directors.
(c)	Conversion Rights.
(1)	The holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall have the rights described in this Article 154.3(c) with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a holder shall be entitled upon conversion of one (1) Preferred Share in accordance with Article 154.3(c)(2) or Article 154.3(c)(3) shall be the quotient of the Liquidation Preference Amount divided by the lesser of (1) the applicable then-effective Conversion Price and (2) in the event of a Qualified IPO, the issue price per Ordinary Share paid by purchasers in such Qualified IPO multiplied by the Applicable Percentage.

(2)	Optional Conversion.
(i)	Subject to and in compliance with the provisions of this Article 154.3(c)(2)(i) and subject to complying with the requirements of the Statute, each Series A Preferred Share, Series B Preferred Share or Series C Preferred Share may, at the option of the holder thereof, be converted into fully paid and nonassessable Ordinary Shares in accordance with Article 154.3(c)(1) at any time after the Original Series A Issue Date, Original Series B Issue Date or Original Series C Issue Date, respectively.

(ii)	The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at the address specified by such holder a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.
(3)	Automatic Conversion.
(i)	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent,

each Series A Preferred Share, Series B Preferred Share and Series C Preferred Share shall automatically be converted into Ordinary Shares immediately prior to the consummation of a Qualified IPO in accordance with Article 154.3(c)(1).

(ii)	The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver to the holder thereof at the address specified by such holder a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.
(4)	Mechanics of Conversion. The conversion hereunder of each Preferred Share (each, a “Conversion Share”) shall be effected in the following manner:

(i)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (i) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any Ordinary Shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all Ordinary Shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
(5)	Initial Conversion Price. The “Conversion Price” shall mean the applicable conversion price for each Preferred Share to convert into Ordinary Shares at the option of the holder thereof or automatically pursuant to Article 154.3(c)(2) or Article 154.3(c)(3), as the case may be. The Conversion Price for Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall initially be US$7.00, US$7.00 and US$8.00, respectively, and shall be adjusted from time to time as provided below in Article 154.3(c)(6).

(6)	Adjustments to Conversion Price.
(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution solely to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.
(A)	Adjustment of Conversion Price for Preferred Shares Upon Issuance of Additional Ordinary Shares. In the event the Company shall at any time after the Original Series A Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 154.3(c)(6)(vi), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue for Series A Preferred Shares, then such Conversion Price for Series A Preferred Shares shall be reduced, concurrently with such issue, to the issue price paid in connection with the issuance of such Additional Ordinary Shares.

In the event the Company shall at any time after the Original Series B Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 154.3(c)(6)(vi), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue for Series B Preferred Shares, then such Conversion Price for Series B Preferred Shares shall be reduced, concurrently with such issue, to the issue price paid in connection with the issuance of such Additional Ordinary Shares.

In the event the Company shall at any time after the Original Series C Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 154.3(c)(6)(vi), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue for Series C Preferred Shares, then such Conversion Price for Series C Preferred Shares shall be reduced, concurrently with such issue, to the issue price paid in connection with the issuance of such Additional Ordinary Shares.

(B)	Determination of Consideration. For the purpose of making any adjustment to the Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:
(i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;
(ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) n the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and
(iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) n the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price, as adjusted upon the issuance of such Ordinary Share Equivalents, shall be readjusted to the Conversion Price which would have been in effect had such adjustment not been made.
(vi)	Deemed Issue of Additional Ordinary Shares
(A)	If the Company at any time or from time to time after the Original Series A Issue Date shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be Additional Ordinary Shares issued with respect to the Series A Preferred Shares as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

If the Company at any time or from time to time after the Original Series B Issue Date shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be Additional Ordinary Shares issued with respect to the Series B Preferred Shares as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

If the Company at any time or from time to time after the Original Series C Issue Date shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be Additional Ordinary Shares issued with respect to the Series C Preferred Shares as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)	If the terms of any Ordinary Share Equivalents, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Article 154.3(c)(6)(v), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Ordinary Share Equivalents, then, effective upon such increase or decrease becoming effective, the Conversion Price for Preferred Shares computed upon the original issue of such Ordinary Share Equivalents (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Ordinary Share Equivalents. Notwithstanding the foregoing, no readjustment pursuant to this Article 154.3(c)(6)(vi)(B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price for Preferred Shares in effect immediately prior to the original adjustment made as a result of the issuance of such Ordinary Share Equivalents, or (ii) the Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Ordinary Share Equivalents) between the original adjustment date and such readjustment date.

(C)	If the terms of any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are themselves Exempted Shares), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Article 154.3(c)(6)(v) (either because the consideration per share (determined pursuant to Article 154.3(c)(6)(v)(B)) of the Additional Ordinary Shares subject thereto was equal to or greater than the Conversion Price then in effect, or because such Ordinary Share Equivalent was issued before the Original Series Issue Date or Original Series B Issue Date, as applicable), are revised after the Original Series A Issue Date, Original Series B Issue Date or Original Series C Issue Date, as applicable, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Ordinary Share Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Ordinary Share Equivalents, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 154.3(c)(6)(vi)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)	Upon the expiration or termination of any unexercised, unconverted or unexchanged Ordinary Share Equivalents (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of

Article 154.3(c)(6)(v), the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Ordinary Share Equivalents (or portion thereof) never been issued.

(E)	If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Ordinary Share Equivalents is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Article 154.3(c)(6)(vi) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Article 154.3(c)(6)(vi)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalent, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Ordinary Share Equivalent is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Article 154.3(c)(6)(vi) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(vii)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 154.3(c)(6) are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 154.3(c)(6), necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

(viii)	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(ix)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the

Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(x)	Reservation of Shares Issuable Upon Conversion. The Company shall not issue any Ordinary Shares from its authorized but unissued Ordinary Shares if, following such issuance, the number of authorized but unissued Ordinary Shares would be insufficient to effect the conversion of all then outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Board of Directors will take such corporate action as may, in the opinion of its counsel, be necessary to propose all necessary shareholders resolutions to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(xi)	Notices. Any notice required or permitted pursuant to this Article 154.3(c) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xii)	Payment of Taxes. The Company will pay all Cayman Islands taxes, if any, (other than taxes based upon income) and other Cayman Islands governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Share so converted were registered.
(d) Voting Rights.
Subject to the provisions of the Memorandum and the Articles, at all general meetings of the Company, (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) each holder of Series A Preferred Shares, Series B Preferred Shares and Series C Prefered Shares shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and the Articles, or as required by the Statute, the holders of Series A Preferred Shares,

Series B Preferred Shares and Series C Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the shareholders.
(e) Protective Provisions.
In addition to such other limitations as may be provided in the Memorandum, the Articles or in the Statute, the Founders, the Investors and the Ordinary Shareholders in their capacity as shareholders (and not directors) and the Company solely in respect of other members of the Company Group and not itself agree to do all such things and to take all such actions (including by voting equity securities of the Company held by them and, in respect of the Founders and Ordinary Shareholders only, by procuring the votes of directors designated by them) to procure that neither the Company nor any member of the Company Group shall undertake any of the actions set out in (1) to (22) below without the written consent of all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the consent of any Board Observer designated pursuant to Article 154.5(g)(1) y such holder(s), if any, shall be required). To the extent permitted by applicable Law, the Company agrees as regards itself (and not other members of the Company Group) not to take any of the actions set out in (1) to (22) below without the written consent of all Preferred Directors (except that in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, then the consent of any Board Observer designated pursuant to Article 154.5(g)(1) by such holder(s), if any, shall be required) (provided, however, that none of the foregoing provisions shall be deemed to require the approval of the Preferred Director or the Board Observer, as the case may be, with respect to any action permitted by the Annual Capital Budget or any de minimis action which is reasonably required to implement any action for which approval is not required or has already been granted in accordance with this Article 154.3(e)):
(1)	Authorize or issue any additional, or additional series, of Preferred Shares or any other new class or series of equity securities or any securities convertible into equity securities of the Company.

(2)	Purchase, repurchase or redeem (a) Ordinary Shares, (b) securities or rights of any kind convertible into or exercisable or exchangeable for Ordinary Shares or (c) other securities of the Company (except (i) in the case of a termination of an employee, at which the Company may repurchase or redeem such Ordinary Shares at cost and pursuant to any agreement under which such Ordinary Shares were issued, or (ii) for redemption of the Preferred Shares in accordance with the Memorandum and the Articles).

(3)	Enter into, or enter any binding agreement to enter into, any transaction which would, upon consummation, constitute a Change-of-Control Event.

(4)	Sell, mortgage, pledge, transfer, lease or otherwise dispose of 50% or more of its consolidated assets (as shown on the most recent financial statements of any member of the Company Group) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction.

(5)	Effect any reclassification, combination or reverse stock split of the Ordinary Shares.

(6)	Amend the Memorandum and the Articles.

(7)	Establish any subsidiary or making any investment in any equity or equity-related securities of any Person (other than an entity controlled by the Company); or enter into any joint venture or partnership other than a strategic alliance not involving any equity or equity-related investment, except pursuant to the then approved Annual Capital Budget.

(8)	Incur any debt or any other financial obligations exceeding US$10,000,000; provided, however, that no approval shall be required in order for the Company and its subsidiaries to maintain its current level of indebtedness.

(9)	Make any capital expenditure or other purchase of tangible or intangible assets in any fiscal year that in the aggregate (on a consolidated basis) exceeds US$1,000,000, unless such expenditure or purchase is incurred pursuant to the then approved Annual Capital Budget.

(10)	Acquire, through purchase, lease or rental any automobile or motor vehicle valued or having a purchase price in excess of US$30,000 (other than vehicles used in the conduct of the Company’s business with the purchase price for all such vehicles not to exceed US$300,000 in the aggregate), or any real estate other than the office space occupied by the Company and its Subsidiaries as of the date of this Agreement, unless such purchase, lease or rental is incurred pursuant to the then approved Annual Capital Budget.

(11)	Make any decision with respect to the prosecution or settlement of legal actions, where the aggregate amount of all claims so prosecuted or settled would exceed US$1,000,000 within any fiscal year.

(12)	Change the domicile of any member of the Company Group.

(13)	Change the external auditor to a Person which is not one of the Big-4 accounting firms or any material changes to the accounting methods or policies of any member of the Company Group.

(14)	Enter into any transaction or agreement with a Related Party which is outside of the ordinary course of business, or material or not on an arm’s length basis.

(15)	Determine the timing and valuation of an IPO of the securities of the Company that is not a Qualified IPO, the securities exchange on which such securities shall be listed and the lead book-runner for such listing.

(16)	Make any change in the Company’s name or any material change in the primary business of any member of the Company Group, the addition of any new business to any member of the Company

Group, the termination of any material existing business of any member of the Company Group.

(17)	Make any material amendment or change to the employment and / or employment terms of any Key Employee.

(18)	Increase the authorized number of directors of any member of the Company Group.

(19)	License or transfer any of patents, copyrights, trademarks or other intellectual property of any member of the Company Group which are material to the operations of the Company Group other than in the ordinary course of its business.

(20)	File for winding up, bankruptcy, dissolution or liquidation with respect to any member of the Company Group (including any Liquidation Event, as such term is defined herein).

(21)	Approve or adopt any annual capital expenditure budget (the “Annual Capital Budget”) and any amendment to a previously approved or adopted Annual Capital Budget; provided, that approved or adopted Annual Capital Budget must be approved in accordance with this clause (21) prior to the commencement of business operations in the relevant fiscal year and provided further that such first Annual Capital Budget shall include a budget item for up to US$75 million for future acquisitions of hydroelectric assets in the PRC.

(22)	Agree to undertake to do any of the foregoing.
154.4	REDEMPTION
(a)	Unless a Qualified IPO has occurred prior to such time, (i) at any time commencing after January 28, 2011, if requested by holders of a majority of the Series A Preferred Shares then outstanding, a majority of the Series B Preferred Shares then outstanding or a majority of the Series C Preferred Shares then outstanding, the Company shall redeem all of the outstanding Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares,

respectively and (ii) at any time commencing after January 28, 2013, if the Company has sufficient legally available funds or assets to redeem in full all then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares pursuant to this Article 154.4, the Company may elect to redeem all of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

(b)	Prior to the consummation of a Change-of-Control Event, (i) if requested by holders of a majority of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares then outstanding, the Company shall redeem all of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, and (ii) if the Company has sufficient legally available funds or assets to redeem in full all then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares pursuant to this Article 154.4, the Company may elect to redeem all of the Preferred Shares.

(c)	Reserved.

(d)	In the event of any redemption pursuant to this Article 154.4(a) or 154.4(b), the redemption price per Series A Preferred Share, Series B Preferred Share or Series C Preferred Share (the “Redemption Price”) shall equal the Liquidation Preference Amount (As Adjusted), subject to the legally available funds or assets therefor. If the Company’s assets or funds which are legally available on the date that any amount of aggregate Redemption Price under this Article 154.4 is due are insufficient to pay in full such amount of aggregate Redemption Price to be paid on such date, (i) those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all amount of aggregate Redemption Price due on such date ratably in proportion to the full amounts to which the holders to which such aggregate Redemption Price are due would otherwise be respectively entitled thereon, and (ii) the remaining Preferred Shares to be redeemed but with respect to which the Redemption Price due and payable has not been paid in full shall be carried forward and redeemed as soon as the Company has legally available funds or assets to redeem all the remaining Preferred Shares. The full amount of the aggregate Redemption Price due but not paid to the holders pursuant to clause (i) above shall accrue interest daily (on the basis of a 365-day year) at a rate of eight percent (8%) per annum from the applicable Redemption Date (as defined below) to the date on which such Redemption Price and all accrued interest thereon has been paid in full.

(e)	The party(ies) electing redemption pursuant to Article 154.4(a), 154.4(b) or 154.4(c) shall deliver a written notice (the “Redemption Notice”) to all holders of Preferred Shares, in the case of redemption elected by the Company, or to the Company, in the case of redemption elected by the holders of Preferred Shares, specifying the intended date of redemption, which date shall be no less than ten (10) days after the date of delivery of the Redemption Notice (the “Redemption Date”). Immediately following the delivery of the Redemption Notice, the Company shall deposit an amount equal to the aggregate Redemption Price with a bank or trust corporation reasonably acceptable to the Board as a trust fund for the benefit of the holders of Preferred Shares, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable amount of the aggregate Redemption Price for such shares to such holders on or after the Redemption Date upon receipt of the certificate or certificates representing the shares of Preferred Shares to be redeemed. The redemption of the Preferred Shares shall take place on the Redemption Date notwithstanding that such certificate or certificates have not been received.

(f)	For the avoidance of doubt, any holder of Preferred Shares shall have the right to elect in writing at any time prior to the Redemption Date to convert any or all of its Preferred Shares into Ordinary Shares at the then applicable Conversion Price.

(g)	Before any holder of Preferred Shares shall be entitled to receive the Redemption Price under this Article 154.4, such holder shall surrender his or her certificate or certificates, in each case representing such Preferred Shares to be redeemed, to the Company, and thereupon the applicable amount of the aggregate Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable amount of the aggregate Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all Dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the applicable amount of the aggregate Redemption Price thereof (including all accrued and unpaid Dividend up to the applicable Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company.

(h)	If the Company fails (for any reason other than the failure of any holder of Preferred Shares to take any action or do anything required by such holder in connection with the redemption of such holder’s shares) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(i)	To the extent permitted by applicable Law, upon and following receipt of any Redemption Notice delivered in accordance with Article 154.4(e) above, the Company shall use best efforts to procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make the redemption of Preference Shares required to be made pursuant to this Article 154.4 and the Redemption Notice.

(j)	Without limiting any rights of the holders of Preferred Shares which are set forth in the Memorandum and the Articles, or are otherwise available under applicable Law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable amount of aggregate Redemption Price but which it has not paid in full shall not be redeemed until the Company has paid in full the redemption payment required with respect to the redemption of such shares, and prior to such payment and redemption, such shares shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date. Nothing in this Article 154.4(j) shall be deemed to limit in any way the obligation of the Company to effect the redemption of any Preferred Shares, or to make any payment required, pursuant to this Article 154.4.
154.5	ELECTION OF DIRECTORS
(a)	Board of Directors.
(1)	Unless otherwise indicated below, the Company shall have a Board consisting of seven (7) directors, of which, (a) one (1) Director is to be designated by the Series A and Series B Lead Investor (the “Preferred Director”); and (b) six (6) Directors are to be designated by Founders and approved by the holders of at least a majority of the then outstanding Ordinary Shares (the “Ordinary Directors”), voting separately from the Preferred Shares as a single class.

(2)	In the event that (a) redemption of the Preferred Shares or a Qualified IPO has not occurred on or before January 28, 2013 (“Fifth Anniversary”), and (b) prior to the Fifth Anniversary, the holders of a majority of the then outstanding Preferred Shares have requested that the Company redeem all of the Preferred Shares in accordance with and this Article 154, the holders of a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting separately from the Ordinary Shares as a single class, shall have the right to designate one or more Preferred Directors to replace such number of Ordinary Directors so that a majority of the Board of Directors will be Preferred Directors. The mandate of the Preferred Directors so elected is to seek a sale of the Company promptly.

(3)	In the event that (a) redemption of the Preferred Shares or a Qualified IPO has not occurred prior to the Fifth Anniversary, and (b) on or after the Fifth Anniversary, (x) the holders of a majority of the then outstanding Preferred Shares for the first time request that the Company redeem all of the Preferred Shares in accordance with this Article 154, and (y) such redemption does not occur within ninety (90) days following such request, the holders of a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together separately from the Ordinary Shares as a single class, from and after such ninetieth (90th) day, shall have the right to designate one or more Preferred Directors to replace such number of Ordinary Directors so that a majority of the Board of Directors will be Preferred Directors. The mandate of the Preferred Directors so elected is to seek a sale of the Company promptly.

(4)	In the event that the Company fails to pay dividends on the Preferred Shares in cash for any two (2) consecutive fiscal quarters following September 15, 2009 in accordance with this Article 154, the holders of a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together separately from the Ordinary Shares as a single class, shall have the right to designate two (2) additional Preferred Directors to the Board and the size of the Board shall be correspondingly increased by two (2). Such appointment rights shall cease at such time as the Company has paid dividends on the Preferred Shares in cash for four (4) consecutive fiscal quarters. The Company will reimburse such directors so appointed for reasonable expenses incurred in attending all Board meetings.

(5)	At each election of the directors of the Board, each holder of Ordinary Share Equivalents entitled to vote at a general meeting of the Company shall vote at any meeting of members, such number of Ordinary Share Equivalents (on an as-converted basis) as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Ordinary Share Equivalents (on an as-converted basis) (a) as may be necessary to elect as the Preferred Directors the individuals designated by the Series A and Series B Lead Investor and/or the holders of a majority of the then outstanding Preferred Shares, as the case may be, and (b) against any other Preferred Director nominee not so designated by the Series A and Series B Lead Investor or the holders of a majority of the then outstanding Preferred Shares.

(6)	At each election of the directors of the Board, each holder of Ordinary Share Equivalents entitled to vote at a general meeting of the Company shall vote at any meeting of members, such number of Ordinary Share Equivalents (on an as-converted basis) as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Ordinary Share Equivalents (on an as-converted basis) (a) as may be necessary to elect as the Ordinary Directors the individuals designated by the holders of a majority of the then outstanding Ordinary Shares and (b) against any other Ordinary Director nominee not so designated. The Ordinary Directors shall initially be John Kuhns, Richard Hochman, Anthony Dixon, Stephen Outerbridge, Shad Stastney and You-Su Lin.

(7)	Any holders of Ordinary Share Equivalents of the Company entitled to designate any individual to be elected as a director of the Board pursuant to this Article 154.5 (including, in the case of the Ordinary Directors, the Founders) shall have the right to remove any director occupying such position (including a director appointed pursuant to clause (8) below) and to fill any vacancy caused by the resignation, death or renewal of any director occupying such position.

(8)	Any director not elected in the manner provided in sub-paragraphs (1), (2), (3) or (4) shall be elected by the members at a general meeting, with holders of all Preferred Shares and Ordinary Shares voting together on an as-converted basis and not as separate classes.

(b)	Until such time as the Board (including the Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) n the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) shall decide otherwise, the Company shall have and maintain (i) a compensation committee (the “Compensation Committee”) of no fewer than three (3) directors and no more than five (5) directors, and (ii) an audit committee (the “Audit Committee”) of no fewer than three (3) directors and no more than five (5) directors. Each such committee shall have such powers and responsibilities as the Board (including the Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any) shall determine. The Company shall ensure that at all times a majority of the members of each such committee are independent directors and that none of the members of each such committee shall be employees or members of the management of any member of the Company Group; provided, that if there are insufficient independent directors on the Board to constitute a majority of directors on any committee, then all independent directors shall serve on such committee; provided further that each Preferred Directors (or Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate) shall have the right, but not the obligation, to serve as a member on any committee.

(c)	D&O Insurance. The Company shall purchase and maintain directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board (including all Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any), provided that such insurance coverage is available at commercially reasonable rates as determined by the Board (including all Preferred Directors or any Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any), in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity. The Memorandum and the Articles of the Company shall at all times provide that the Company shall indemnify the members of the Company’s Board to the maximum extent permitted by the Law of the jurisdiction in which the Company is organized.

(d)	Assignment. Regardless of anything else contained herein, the rights of the Investors under this Article 154.5 are non-transferable and nonassignable (including without limitation by operation of law), except in connection with a transfer of Preferred Shares by any Investor to its Affiliates, in which case such rights shall be transferable but only to the extent applicable to such transferred Preferred Shares.

(e)	Amendment. So long as the Investors hold any Preferred Shares, no right of the Investors under this Article 154.5 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Series A and Series B Lead Investor and Investors representing at least two thirds (2/3) of the aggregate voting power of the Equity Securities held by all of the Investors.

(f)	Board Meetings. The Company shall use its reasonable best efforts to hold no less than one (1) Board meeting during each fiscal quarter. A quorum for a Board meeting shall consist of a majority of the then current Directors, provided that such majority includes all the then current Preferred Directors (or each of the Board Observers designated pursuant to Article 154.5(g)(1) in the event any holder or holders of Preferred Shares elect not to designate a Preferred Director such holder(s) have the right to designate, if any. If at the time specified for a Board meeting a quorum is not present as a result of the absence of one or more Preferred Directors, such meeting shall stand adjourned until the same day and time at the same place in the following week. At any such adjourned meeting, a majority of the then current Directors shall constitute a quorum, regardless of whether any Preferred Directors is present.

(g)	Board Observer.

(1)	Notwithstanding any other provisions in this Article 154.5, for so long as CPI Ballpark Investments Ltd. or any of its Affiliates, taken together, hold any Preferred Shares or hold Ordinary Shares representing at least 5% of the then outstanding Ordinary Shares issued upon conversion of the Preferred Shares, CPI Ballpark Investments Ltd (or an Affiliate of CPI Ballpark Investments Ltd to whom CPI Ballpark Investments Ltd has designated in writing its rights pursuant to this Article 154.5(g) shall be entitled to designate a Board observer (the “Board Observer”) to attend all meetings of the Board in a non-voting observer capacity (except where the consent of any Board Observer is required by these Articles).

(2)	All of the notification, background information, resolution, plans and schedules relating to the Board meetings shall be delivered to the Board observer under the same notification requirements as applicable to the Preferred Directors; provided, however, that the Board observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

(3)	The observer rights set forth in this Article 154.5(g) shall terminate and be of no further force or effect upon the closing of a Qualified IPO.

78